Exhibit 10.10

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), is dated as of [__], 2012, by and between National Patent Development Corporation, a Delaware corporation (“Purchaser”), Peter M. Donovan (the “Securityholders’ Representative”) and each of the individuals or entities set forth on Schedule I hereto severally and not jointly (each, a “Holder”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Purchaser, NPT Advisors Inc., a Delaware corporation, The Winthrop Corporation, a Connecticut corporation (the “Company”), and Peter M. Donovan, as the Securityholders’ Representative, have entered into that certain Agreement and Plan of Merger dated as June 18, 2012 (as amended from time to time in accordance with the provisions thereof, the “Merger Agreement”); and

WHEREAS, as a condition to Purchaser’s obligation to consummate the Transactions contemplated by the Merger Agreement, the Company is required to deliver to Purchaser a Support Agreement pursuant to which the holders of at least ninety-two percent (92%) of the Company Common Stock immediately prior to the Effective Time shall have agreed to the provisions of Article X of the Merger Agreement, a copy of which is set forth hereto as Exhibit A, pursuant to which, among other things, they may, subject to the limitations, terms and conditions set forth therein, become personally liable for certain Losses that might be suffered or incurred by Purchaser or any of the other Parent Indemnified Persons; and

WHEREAS, each Holder who is a signatory hereto, in consideration of the benefits expected to be provided to such Holder pursuant to the Merger Agreement, is willing to be bound by and subject to the provisions of Article X of the Merger Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree, severally and not jointly, as follows:

1.             Waiver of Appraisal Rights.  Notwithstanding any provision in the Merger Agreement to the contrary, each Holder hereby waives rights of appraisal, if any, that such Holder may have under Section 33-856 of the Connecticut Business Corporation Act (the “CBCA”) in connection with the Merger and the Transactions contemplated by the Merger Agreement.

2.             Indemnity and Related Obligations of Holder and Parent.

2.1           Provisions of Article X.  The provisions of Article X of the Merger Agreement, certain definitions applicable thereto, and the binding arbitration provisions of Section 14.10 of the Merger Agreement are attached hereto as Exhibit A.  Each Holder acknowledges and agrees that such Holder has received a full and complete copy of the Merger Agreement and is aware of the obligations assumed, and agreements made, by such Holder pursuant to Article X and Section 14.10 of the Merger Agreement by entering into this Agreement and voluntarily agreeing to become a Securityholder and a Support Agreement Securityholder for purposes of Article X and Section 14.10 of the Merger Agreement.

2.2           Holder’s Obligations Under Article X.  Each Holder agrees to be bound by and subject to Article X of the Merger Agreement as a Securityholder and a Support Agreement Securityholder.  Without limiting the generality of the foregoing, (i) each Holder agrees to indemnify, defend and hold harmless the Parent Indemnified Parties as set forth in Article X of the Merger Agreement and subject to the limitations, terms and conditions set forth therein, (ii) each Holder hereby appoints the Securityholders’ Representative as his, her or its true and lawful agent and attorney in fact for the purposes set forth in Section 10.8(a) of the Merger Agreement and agrees to the other provisions of Section 10.8 of the Merger Agreement and (iii) each Holder acknowledges and agrees that the provisions of Article X are to be enforced pursuant to the Binding Arbitration provision of Section 14.10 of the Merger Agreement.  Purchaser and each Holder acknowledge and agree that (i) the percentage of Losses for which such Holder may be responsible pursuant to the terms of Article X of the Merger Agreement shall not exceed the percentage of the Merger Consideration received by such Holder in relation to the total Merger Consideration received by all holders of Company Common Stock in the Merger and (ii) each Holder shall only be liable for his, her or its pro rata share (based on the percentage of Merger Consideration received by such Holder as a percentage of the total Merger Consideration) of the Losses for which the Support Agreement Securityholders are liable under Article X of the Merger Agreement.

2.3           Purchaser’s Obligations Under Article X.  Purchaser acknowledges and agrees it is bound by and subject to Article X of the Merger Agreement with respect to each Support Agreement Securityholder.  Without limiting the generality of the foregoing, Purchaser acknowledges and agrees (i) to indemnify, defend and hold harmless the Support Agreement Securityholders as set forth in Article X of the Merger Agreement and subject to the limitations, terms and conditions set forth therein, (ii) that each Holder hereby appoints the Securityholders’ Representative as such Holder’s true and lawful agent and attorney in fact for the purposes set forth in Section 10.8(a) of the Merger Agreement and (iii) that the provisions of Article X of the Merger Agreement are to be enforced pursuant to the Binding Arbitration provision of Section 14.10 of the Merger Agreement.

3.             Representations and Warranties of Holder.  Each Holder on its own behalf hereby severally and not jointly represents and warrants to Purchaser with respect to itself and its, his or her ownership of Company Common Stock as follows:

3.1           Power; Due Authorization; Binding Agreement.  Such Holder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by such Holder and constitutes a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and to general principles of equity.

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3.2           Ownership of Shares.  On the date hereof, the shares and other securities shown as beneficially owned by such Holder on Schedule I hereto are, except as set forth herein, owned beneficially by such Holder and include all of the shares of Company Common Stock, Company Stock Options and other securities of the Company owned of record or beneficially by such Holder, free and clear of any claims, liens, encumbrances and security interests.  As of the date hereof, such Holder has, and as of the date of the stockholder meeting of the Company in connection with the Merger Agreement and the Transactions contemplated thereby, such Holder (together with any such entity) will have (except as otherwise permitted by this Agreement), sole voting power (to the extent such securities have voting power) and sole dispositive power in respect of all of such shares.

3.3           No Conflicts.  The execution and delivery of this Agreement by such Holder does not, and the performance of the terms of this Agreement by such Holder will not, (i) require any Holder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (ii) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on such Holder or such Holder’s properties and assets, (iii) conflict with or violate any organizational document (in the case of Holders that are not natural persons) or law, rule, regulation, order, judgment or decree applicable to such Holder or pursuant to which any of such Holder’s or such Holder’s Affiliates’ respective properties or assets are bound or (iv) violate any other agreement to which such Holder or any of such Holder’s Affiliates is a party, including without limitation, any voting agreement, stockholders agreement, irrevocable proxy or voting trust, except for any consent, approval, filing or notification that has been obtained, as of the date hereof, or the failure of which to obtain, make or give would not, or any conflict or violation which would not, impair such Holder’s ability to perform its obligations under this Agreement.

3.4           Information.  Such Holder recognizes that Purchaser is a public company that files with the Securities and Exchange Commission (the “SEC”) annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and such other statements, reports, schedules, forms and documents as are required by the rules of the SEC to be filed.  Such Holder acknowledges that such Holder has access to all such information through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database (http://www.sec.gov/edgar/searchedgar/companysearch.html).  Such Holder also acknowledges that such Holder is familiar with the business of the Company and has had the opportunity to receive such information concerning the Company as such holder believes is necessary in order for such Holder to evaluate such Holder’s (i) waiver of rights of appraisal, if any, under Section 33-856 of the CBCA in connection with the Merger and the Transactions contemplated by the Merger Agreement, and (ii) agreement to be bound by this Agreement and, through this Agreement, to the indemnification and other provisions of Article X of the Merger Agreement.

3.5           Acknowledgment.  Such Holder understands and acknowledges that Purchaser’s obligation to consummate the Transactions contemplated by the Merger Agreement are conditioned upon the Company’s delivery of this Agreement to Purchaser and that if sufficient holders of the Company Common Stock fail to execute and deliver this Agreement such Holder will be subject to forgoing the anticipated benefits to such Holder of the Transactions contemplated by the Merger Agreement, including the Merger.

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4.             Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to each of the Holders, as of the date hereof and as of the Closing Date, as follows:

4.1           Power; Due Authorization; Binding Agreement.  Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and to general principles of equity.

4.2           No Conflicts.  The execution and delivery of this Agreement by Purchaser does not, and the performance of the terms of this Agreement by Purchaser will not, (i) require Purchaser to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (ii) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on Purchaser or its properties and assets, (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Purchaser or pursuant to which any of its are bound or (iv) violate any other material agreement to which Purchaser is a party, except for any consent, approval, filing or notification that has been obtained, as of the date hereof, or the failure of which to obtain, make or give would not, or any conflict or violation which would not, impair Purchaser’s ability to perform its obligations under this Agreement.

5.             Certain Covenants of Each Holder.  Each Holder on its own behalf hereby severally and not jointly covenants and agrees with Purchaser as follows:

5.1           Proxies and Non-Interference. Prior to the Effective Time, such Holder shall not (i) grant any proxies or powers of attorney, deposit any shares of Company Common Stock into a voting trust or enter into a voting agreement in respect of any shares of Company Common Stock, (ii) take any action that would cause any representation or warranty of such Holder contained herein to become untrue or incorrect or have the effect of preventing or disabling such Holder from performing its obligations under this Agreement or (iii) commit or agree to take any of the foregoing actions.

5.2           Additional Shares. Such Holder shall as promptly as practicable notify Purchaser of the number of any new shares of Company Common Stock acquired by such Holder, if any, after the date hereof.  Any such shares of Company Common Stock shall be subject to the terms of this Agreement as though owned by such Holder on the date hereof.

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5.3           Further Assurances.  From time to time, at the request of Purchaser and without further consideration, such Holder shall execute and deliver such additional documents and take all such further action as may be reasonably requested and consistent with such Holder’s agreements hereunder to consummate and make effective the transactions contemplated by this Agreement.

6.             Miscellaneous.

6.1           Termination of this Agreement.  This Agreement shall terminate automatically on the termination of the Merger Agreement in accordance with its terms.

6.2           Intentionally Omitted.

6.3           Entire Agreement; Assignment; Company as Third-Party Beneficiary.  This Agreement constitutes the entire agreement among the parties in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties in respect of the subject matter hereof.  The Company and the Securityholders’ Representative shall each be deemed to be a third-party beneficiary of this Agreement in respect of Sections 1, 2, 3, 5.1, and 6.  Except as set forth in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.  Nothing in this Agreement shall be construed to impose any personal liability on any officer, employee, director, incorporator, member, manager, partner or stockholder of any Holder or any of its Affiliates.

6.4           Amendments.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

6.5           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by facsimile transmission or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery.  All communications hereunder shall be delivered to the respective parties at the following addresses or facsimile numbers:

If to Purchaser:

National Patent Development Corporation
100 South Bedford Road, Suite 2R
Mount Kisco, NY 10549
Attention:  Harvey Eisen
Facsimile:  914-242-5798

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With  a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn:  Michael A. Schwartz, Esq.
Facsimile:  212-728-9267

If to any Holder, to:

The address or facsimile number set forth across from each Holder’s name on Schedule I hereto.

with copies to:

The Winthrop Corporation
440 Wheelers Farms Road
Milford, Connecticut 06461
Attention:  Peter M. Donovan
Facsimile:  203-783-4401

and

Wilmer, Cutler, Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention:  Leonard A. Pierce, Esq.
Facsimile:  617-526-5000

or to such other address or facsimile number as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

6.6           Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)           Each party hereto irrevocably submits to the exclusive jurisdiction of any New York state court or any federal court sitting in the State of New York in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be exclusively heard and determined in such New York state or federal court.  Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

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(c)           To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) in respect of itself or its property, each party hereto hereby irrevocably waives such immunity in respect of its obligations in respect of this Agreement.

(d)           Each party hereto waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 6.6.

6.7           Specific Performance; Cumulative Remedies.  The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies that the parties hereto may have hereunder or at law or in equity, may, in his or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party hereto waives any objection to the imposition of such relief.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

6.8           Counterparts.  This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

6.9           Descriptive Headings.  The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

6.10           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  The parties hereto further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

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6.11           No Partnership, Agency, or Joint Venture.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto.

6.12           No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his or its right to exercise any such or other right, power or remedy or to demand such compliance.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first written above.

PURCHASER:

NATIONAL PATENT DEVELOPMENT CORPORATION

By:
Name:
Title:

HOLDER:

As set forth on Schedule I hereto

Exhibit A

ARTICLE X OF THE MERGER AGREEMENT

ARTICLE X.

SURVIVAL AND INDEMNIFICATION

Section 10.1           Survival of Representations, Warranties and Agreements.

(a)           The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any Party hereto and the Effective Time and shall terminate at 11:59 P.M. Eastern time on the date that is twelve (12) months after the Closing Date; provided, that the Fundamental Representations shall survive until the date that is the eighteen (18) month anniversary of the Closing Date, and except, in all cases, with respect to any Loss, claim or breach of representation or warranty of which any Indemnified Party shall have provided written notice to the Securityholders’ Representative, or to Parent, as the case may be, prior to such termination.

(b)           The covenants and agreements which by their terms do not contemplate performance after the Closing shall terminate as of the Closing.  The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the Party entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the applicable statute of limitations.

Section 10.2           Indemnification by Securityholders.  As an integral term of the Transaction, each Support Agreement Securityholder, severally and not jointly, in accordance with his, her or its proportionate share of the Merger Consideration received by such Support Agreement Securityholder in the Merger in relation to the aggregate Merger Consideration (such proration based on the Parent Common Stock Price Per Share), shall indemnify, defend and hold harmless Parent, Merger Sub, the Surviving Corporation and their respective Affiliates and Representatives (the “Parent Indemnified Parties”) from and against any and all claims, losses, liabilities, damages, deficiencies, interest and penalties, costs and expenses (including, but not limited to, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding in connection with the foregoing or to enforce the provisions hereof) (collectively “Losses”) incurred or suffered by any such Indemnified Parties, regardless of whether or not such Losses relate to a third party claim or whether such Losses arise as a result of the negligence, strict liability or any other liability under any theory of Law or equity of any such Indemnified Party, directly or indirectly, as a result of, with respect to or in connection with, without duplication:

(a)           the failure of any representation or warranty of the Company set forth herein or in any certificate, document or other instrument delivered pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing (disregarding with respect to this Section 10.2(a) any “material”, “in all material respects”, “Company Material Adverse Effect” or similar qualification contained therein or with respect thereto for the sole purpose of calculating any Losses and not for determining whether or not any breaches of such representations or warranties have occurred) (each such breach or inaccuracy of representation or warranty, a “Warranty Breach”);

(b)           any failure by the Company to fully perform, fulfill or comply with any covenant of the Company set forth herein or in any certificate, document or other instrument delivered by the Company pursuant to this Agreement; or

(c)           Pre-Closing Taxes;

in each case to the extent such Losses exceed the amount of accruals and reserves therefor included in determining Net Working Capital.

Section 10.3           Indemnification by Parent.  As an integral term of the Transaction, Parent shall indemnify, defend and hold harmless the Support Agreement Securityholders (and, in respect of Section 10.3(e) only, all Securityholders) from and against any and all Losses incurred or suffered by any such Support Agreement Securityholder (or, in respect of Section 10.3(e) only, any Securityholder), regardless of whether or not such Losses relate to a third party claim or whether such Losses arise as a result of the negligence, strict liability or any other liability under any theory of Law or equity of any such Support Agreement Securityholder, directly or indirectly, as a result of, with respect to or in connection with:

(a)           the failure of any representation or warranty of Parent set forth herein or in any certificate, document or other instrument delivered pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing (disregarding with respect to this Section 10.3(a) any “material”, “in all material respects”, “Parent Material Adverse Effect” or similar qualification contained therein or with respect thereto for the sole purpose of calculating any Losses and not for determining whether or not any breaches of such representations or warranties have occurred);

(b)           any failure by Parent to fully perform, fulfill or comply with any covenant of Parent set forth herein or in any certificate, document or other instrument delivered by Parent pursuant to this Agreement;

(c)           any and all Taxes due and payable by the Company or any Subsidiary for any taxable period beginning after the Closing Date or for the portion of any Straddle Period beginning after the Closing Date;

(d)           any and all Taxes attributable to acts or transactions of the Company or any Subsidiary occurring on the Closing Date but after the Closing and not in the ordinary course of business, to the extent that such Taxes are not Pre-Closing Taxes; or

(e)           any claim pursuant to Section 4.3(d).

provided, however, that the foregoing indemnification rights shall be exercised by, and only by, the Securityholders’ Representative on behalf of the Support Agreement Securityholders.

Section 10.4           Limitations.

(a)           Notwithstanding any other provisions of this Agreement to the contrary, no claim may be made by any Parent Indemnified Party for indemnification for any Warranty Breach (other than a claim arising from any breach or inaccuracy of any of the Fundamental Representations, fraud or intentional misrepresentation) unless and until the aggregate amount of Losses for which the Indemnified Parties seek to be indemnified pursuant to Section 10.2(a) exceeds Twenty Thousand Dollars ($20,000), at which time the Parent Indemnified Parties shall be entitled to indemnification for the amount of Losses that exceeds such amount.  Notwithstanding any other provision of this Agreement to the contrary, for purposes of determining the Support Agreement Securityholders’ liability to the Parent Indemnified Parties and whether the foregoing threshold has been exceeded, Losses shall be deemed not to include a Loss or Losses from any individual claim or series of related claims for indemnification in an amount of less than Five Thousand Dollars ($5,000) (other than a claim arising from any breach or inaccuracy of any of the Fundamental Representations, fraud or intentional misrepresentation).

(b)           Notwithstanding any other provisions of this Agreement to contrary, except for (i) breaches of the Fundamental Representations, (ii) fraud, or (iii) intentional misrepresentation, the aggregate amount for which the Support Agreement Securityholders shall be liable to the Parent Indemnified Parties for all Losses for Warranty Breaches shall not exceed twenty-five percent (25%) of the Net Closing Date Consideration; provided, that, the aggregate amount for which the Support Agreement Securityholders shall be liable to the Parent Indemnified Parties for all Losses for breaches of Fundamental Representations shall not exceed one hundred percent (100%) of the Net Closing Date Consideration.

(c)           Notwithstanding anything to the contrary in this Agreement, the Support Agreement Securityholders shall not have any liability to any Parent Indemnified Party if any Tax attributes of the Company or any Subsidiary (including, but not limited to, net operating loss carryovers, capital loss carryovers, adjusted basis or credits) are not available to the Company, any Subsidiary, Parent, or any of their Affiliates for any taxable period.

(d)           In no event shall any Indemnifying Party be responsible and liable for any Losses or other amounts under this Agreement that are consequential, in the nature of lost profits, diminution in value, damage to reputation or the like, special or punitive or otherwise not actual Losses.  Parent shall (and shall cause the Company and any Subsidiary to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Losses for which indemnification is provided to any Parent Indemnified Party. The amount of any Losses for which indemnification is provided under this Agreement shall be reduced by any related recoveries to which the Indemnified Party is entitled under insurance policies.

(e)           Any Support Agreement Securityholder that elected to receive Stock Consideration may, in his sole discretion, satisfy all or a portion of his obligations under this Article X by delivering to Parent a number of shares of Parent Common Stock with a value equal to the amount thereof.  For this purpose, the “value” of any shares of Parent Common Stock delivered in satisfaction of an indemnity claim shall be the greater of (i) Two Dollars ($2.00) per share and (ii) the average of the last reported sales price per share (or in the absence of a last reported sales price, the average of the Closing Price) of Parent Common Stock over the ten (10) consecutive trading days ending two trading days before such shares are delivered to Parent as provided above (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Parent Common Stock since the beginning of such ten (10) day period), multiplied by the number of such shares of Parent Common Stock delivered to Parent to satisfy the indemnification claim.

Section 10.5           Procedures.

(a)           Promptly after the discovery by any Indemnified Party of any Loss or Losses, claim or breach, including any third party claim, that would reasonably be expected to give rise to a claim for indemnification hereunder, the Indemnified Party shall deliver to the Securityholders’ Representative, or to Parent, as the case may be, a certificate (a “Claim Certificate”) that:

(i)           states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party may be entitled to indemnification pursuant to this Agreement; and

(ii)          specifies in reasonable detail, to the extent practicable and available, each individual item of Loss included in the amount so stated, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder; provided that no delay on the part of any Indemnified Party in notifying the Securityholders’ Representative, or Parent, as the case may be, shall relieve the Indemnifying Parties of any liability or obligations hereunder except to the extent that the Indemnifying Parties have been prejudiced thereby, and then only to such extent.

(b)           If the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall deliver a written notice to such effect to the Indemnified Party within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate.  Thereafter, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than sixty (60) days after receipt by the Indemnified Party of such written objection with respect to each of such claims to which the Indemnifying Party has objected.  If the Indemnified Party and the Indemnifying Party agree with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement.  Should the Indemnified Party and the Indemnifying Party fail to agree as to any particular item or items or amount or amounts within such sixty (60) day period, then either party shall be entitled to pursue its available remedies for resolving its claim for indemnification.

(c)           Within thirty (30) days after delivery of a Claim Certificate, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of a third party claim with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if the ad damnum is less than or equal to the amount of Losses for which the Indemnifying Party is liable under this Article X and (ii) the Indemnifying Party may not assume control of the defense of a third party claim involving criminal liability or in which equitable relief is sought against the Indemnified Party.  If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a third party claim, the Indemnified Party shall control such defense.  The non-controlling party may participate in such defense at its own expense.  The controlling party shall keep the non-controlling party advised of the status of such third party claim and the defense thereof and shall consider in good faith recommendations made by the non-controlling party with respect thereto.  The non-controlling party shall furnish the controlling party with such information as it may have with respect to such third party claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the controlling party in the defense of such third party claim.  The fees and expenses of counsel to the Indemnified Party with respect to a third party claim shall be considered Losses for purposes of this Agreement if (i) the Indemnified Party controls the defense of such third party claim pursuant to the terms of this Section 10.5(c) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such third party claim.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any third party claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such third party claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(d)           Notwithstanding anything herein to the contrary, the Securityholders’ Representative shall have the right to control any Tax audit, initiate any claim for refund, and contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Company and any Subsidiary; provided, however, that the Stockholders’ Representative shall consult with Parent prior to the settlement of any such proceedings that could reasonably be expected to adversely affect Parent, the Company or any Subsidiary in any taxable period ending after the Closing Date, which consent shall not be unreasonably withheld, conditioned or delayed.  Parent shall have the right, at its own expense, to control any other Tax audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Company and any Subsidiary; provided that, with respect to any item the adjustment of which may cause the Support Agreement Securityholders to become obligated to make any payment pursuant to Section 10.2 hereof, Parent shall consult with the Securityholders’ Representative with respect to the resolution of any issue that would affect the Securityholders, and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of the Securityholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)           Claims for Losses specified in any Claim Certificate to which the Indemnifying Party has not objected in writing within thirty (30) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in this Section 10.5(e) and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.”  The Indemnified Party shall be entitled to payment for any Agreed Claim within ten (10) Business Days of the determination of the amount of any such Agreed Claims.

(f)           Any indemnification payments made pursuant to this Article X shall constitute a purchase price adjustment for Tax purposes.

(g)           For purposes of this Section 10.5, all notices to be delivered to, or any actions to be taken by, a Support Agreement Securityholder, whether as an Indemnified Party or as an Indemnifying Party, shall be satisfied by delivering notice to, and only to, and any such action shall be taken by, and only by, the Securityholders’ Representative.

Section 10.6           No Subrogation.  Following the Closing, no Support Agreement Securityholder shall have any right of indemnification, contribution or subrogation against the Company with respect to any indemnification claim arising pursuant to Section 10.2.

Section 10.7           Exclusive Remedy.  Except in the case of fraud or intentional misrepresentation, from and after the Closing, the exclusive remedy for any Indemnified Party for Losses or other monetary damages arising from a breach of this Agreement and the documents evidencing the Transactions shall be the indemnification provided under this Article X.

Section 10.8           Securityholders’ Representative.

(a)           Attorney-in-Fact.  By virtue of the adoption of this Agreement and the approval of the Merger by the Securityholders, each Securityholder (regardless of whether or not such Securityholder votes in favor of the adoption of this Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby initially appoints, as of the date of this Agreement, the Securityholders’ Representative, as his, her or its true and lawful agent and attorney-in-fact to enter into any agreement and any Transactions contemplated by this Agreement, and to (i) give and receive notices and communications to or from Parent (on behalf of itself or any other Party) relating to this Agreement or any of the Transactions and other matters contemplated hereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Securityholders individually), (ii) employ and obtain the advice of legal counsel, accountants and other professional advisors as the Securityholders’ Representative, in its sole discretion, deems necessary or advisable in the performance of his duties as Securityholders’ Representative and to rely on their advice and counsel; (iii) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to any claims brought against any Securityholders relating to this Agreement or the Transactions contemplated hereby, (iv) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any such Securityholder or by any such Securityholder against any Indemnified Party or any dispute between any Indemnified Party and any such Securityholder, in each case relating to this Agreement or the Transactions contemplated hereby, (v) amend this Agreement or any other agreement referred to herein or contemplated hereby, and (vi) take all actions necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing and as contemplated by this Article X and Sections 3.1(f) and 9.7 hereof, in each case without having to seek or obtain the consent of any Person under any circumstance.

(b)           Replacement of Securityholders’ Representative.  If the Securityholders’ Representative resigns or ceases to function in such capacity for any reason whatsoever, then the holders of a majority of the Company Common Stock outstanding on the date hereof shall appoint a successor; provided, however, that if for any reason no successor has been appointed (i) within ninety (90) days, or (ii) thirty (30) days if there is an indemnification claim then pending pursuant to this Article X, then Parent shall have the right to appoint a successor provided that such successor is not an Affiliate of Parent.

(c)           Liability of Parent and the Surviving Entity.  Parent and the Surviving Entity are hereby relieved from any liability to any Person for any acts done by them in accordance with any action (such as written decision, consent or instruction) of the Securityholders’ Representative.  Upon consummation of the Merger, each Securityholder shall be deemed to have ratified and confirmed all that which the Securityholders’ Representative shall do or cause to be done by virtue of its appointment as Securityholders’ Representative.

CERTAIN DEFINITIONS APPLICABLE TO ARTICLE X

“Company Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall constitute or be taken into account on determining whether there exists or has occurred a Company Material Adverse Effect:  (a) the effect of any action taken by Parent or its Affiliates with respect to the Transactions contemplated hereby or with respect to the Company and/or any of its Subsidiaries; (b) the effect of any changes in applicable Laws, accounting rules, general economic conditions (or changes in such conditions), or conditions (or changes in such conditions) in the securities market, credit markets, currency markets or other financial markets, (c) any effect resulting from the public announcement of, compliance with the terms of, or the consummation of the Transactions contemplated by this Agreement; or (d) any effect resulting from changes in political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any material escalation or worsening of any such acts of war, sabotage or terrorism); provided, that, in the case of clauses (b) and (d), such effect does not materially disproportionately affect the Company as compared to other participants in the segments of the Investment Advisory Services industry in which the Company operates.

“Closing Price” means, on any day, the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked price on the principal national securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on the National Association of Securities Dealers, Inc., Automated Quotation System (including, without limitation, the National Market Systems) or any system then in use, or, if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors of Parent in good faith.

 “Effective Time” has the meaning set forth in Section 2.3 of the Merger Agreement.

“Fundamental Representations” means those representations and warranties (i) of the Company set forth in Section 5.1 (Organization), Section 5.2 (Authority and Enforceability), Section 5.5 (Capitalization), Section 5.12 (Tax Matters), Section 5.14 (Brokers) and Section 5.31 (ERISA Compliance); and (ii) of Parent and MergerSub set forth in Section 6.1 (Organization), Section 6.2 (Authority and Enforceability), Section 6.4 (Capitalization of Parent and MergerSub), and Section 6.7 (Brokers).

“Knowledge” means, (i) in the case of any Person other than the Company that is not an individual, with respect to any matter in question, the actual knowledge without any actual inquiry of such Person’s executive officers and all other officers and managers having responsibility relating to the applicable matter and (ii) in the case of the Company, the actual knowledge of any of (a) Peter M. Donovan, (b) Theodore S. Roman, (c) Amit S. Khandwala, (d) M. Anthony E. van Daalen, (e) Gregory Smith, (f) Harold Kruitbosch (solely with respect to Sections 5.6, 5.21 and 5.29) and (g) A.M. (Terry) Moody III (solely with respect to representations and warranties relating to WISDI), in each case after reasonable inquiry by one of the aforementioned Persons of one or more appropriate employees of the Company who are, individually or collectively, generally responsible for, or otherwise primarily involved in, the subject matter of the particular representation of the Company that is qualified by “Knowledge.”

“Net Closing Date Consideration” means the Purchase Price as adjusted pursuant to Article 4 of the Merger Agreement.

“Net Working Capital” means, as of the applicable determination time, an amount equal to (i) Current Assets of the Company and its Subsidiaries as of such time, minus (ii) the Current Liabilities of the Company and its Subsidiaries as of such time, in each case determined on a consolidated basis in accordance with GAAP and on a basis consistent with the preparation of the December 31, 2011 balance sheet provided by the Company.

“Parent Common Stock” means the common stock, par value $.01 per share, of Parent.

“Parent Common Stock Price Per Share” means $2.00 per share of Parent Common Stock.  The price per share of Parent Common Stock shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Parent Common Stock occurring prior to the Effective Time.

“Parent Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of Parent; provided, however, that none of the following shall constitute or be taken into account on determining whether there exists or has occurred a Parent Material Adverse Effect:  (a) the effect of any action taken by the Company or its Affiliates with respect to the Transactions contemplated hereby or with respect to Parent and/or any of its Subsidiaries; (b) the effect of any changes in applicable Laws, accounting rules, general economic conditions (or changes in such conditions), or conditions (or changes in such conditions) in the government securities market; (c) any effect resulting from the public announcement of, compliance with the terms of, or the consummation of the Transactions contemplated by this Agreement; (d) any effect resulting from changes in political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any material escalation or worsening of any such acts of war, sabotage or terrorism); or (e) the effect of any transaction approved by the Board of Directors of Parent (other than a transaction approved by the Board of Directors of Parent subsequent to December 31, 2011 and on or prior to the date of this Agreement), including, without limitation, any acquisition, incurrence of debt or securities issuance.

“Pre-Closing Taxes” means Taxes of the Company or for which the Company becomes liable with respect to a Tax period ending on or before the Closing Date and, in the case of a Straddle Period, the Taxes allocable pursuant to the following sentence to the portion of such Straddle Period ending on the Closing Date.  The portion of any Tax that is allocable to the portion of the Straddle Period ending on the Closing Date will be: (i) in the case of real property, personal property and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period up to and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the Straddle Period terminated at the close of business on the Closing Date, provided, however, that any transactions that occur on the Closing Date but after the Closing and that are not incurred in the ordinary course of business of the Company shall be considered to be attributable to the portion of the Straddle Period that commences on the day following the Closing Date.  For purposes of computing the Taxes attributable to the two portions of the Straddle Period, the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the Straddle Period in proportion to the number of days in each portion.

“Purchase Price” means $6,614,000.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Securityholders” means the holders of Company Common Stock immediately prior to the Effective Time.

“Support Agreement Securityholders” has the meaning set forth in the recitals to the Merger Agreement.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger and the other transactions contemplated thereby.

“WISDI” means Wright Investors’ Service Distributors. Inc., a Subsidiary of the Company.

SECTION 14.10 OF THE MERGER AGREEMENT

Section 14.10         Binding Arbitration.

(a)           Any controversy, claim or dispute arising out of or relating to this Agreement or the Transactions (a “Dispute”) shall be submitted first to mediation to be conducted in New York, New York and administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures before resorting to arbitration.

(b)           If the Dispute is not resolved within thirty (30) days after the request for mediation, any unresolved Dispute shall be exclusively resolved by final and binding arbitration administered by the AAA under the Procedures for Large, Complex Commercial Disputes of its Commercial Arbitration Rules, amended and effective June 1, 2009 (the “2009 Rules”), and judgment on the award may be entered in any federal or state court located in New York County, New York. The arbitration shall be before a single arbitrator and shall be conducted in New York, New York.

(c)           The arbitrator shall be selected jointly parties to the arbitration. The arbitrator shall be an attorney practicing law in New York.  If the parties to the arbitration are unable to agree on the selection of an arbitrator within thirty (30) days of submission of the Dispute to arbitration, then the arbitrator shall be selected pursuant to the procedures set forth in Rule 11 of the 2009 Rules, except that (i) the AAA shall send to each party to the Dispute an identical list of 15 names of persons chosen from Large, Complex Commercial Case Panel and (ii) each party may strike not more than 10 names from the list, number the remaining names in order of preference, and return the list to the AAA within fifteen (15) days from the transmittal  date.  If the Parties fail to select an arbitrator from the first list of names, then (x) the AAA shall send to each party an second list of 10 names of additional persons chosen from Large, Complex Commercial Case Panel and (y) each party may strike not more than five (5) names from the list, number the remaining names in order of preference, and return the list to the AAA within fifteen (15) days from the transmittal  date.  The AAA shall appoint the single arbitrator only in the event that an arbitrator is not selected pursuant to the procedures set forth above.

(d)           The arbitration hearing shall be commenced promptly and conducted expeditiously, with each party being allocated an equal amount of time for the presentation of its case.  Unless otherwise agreed to by the Parties, an arbitration hearing shall be conducted on consecutive days.  The arbitrator must give effect to legal privileges including the attorney-client privilege and the work-product immunity.  The arbitrator shall render a binding decision within twenty (20) days following the completion of the arbitration hearing, unless otherwise agreed by the parties.  The award shall be in writing and shall be signed by the arbitrator.  In rendering the award the arbitrator shall abide by (i) the terms and conditions of this Agreement, including, any and all restrictions, prohibitions or limitations on damages or remedies and (ii) the arbitration law of the State of New York.  To the fullest extent permitted by law, the arbitration proceedings and award shall be maintained in confidence by the Parties.

(e)           Each Party hereby consents to a single, consolidated arbitration proceeding of multiple claims, or claims involving more than two of the Parties.   If, at any time prior to the award being signed, some or all of the parties to the arbitration resolve the Dispute as between them, then, the arbitration will promptly be discontinued as to such parties.  The arbitrator shall retain jurisdiction to resolve the Dispute as to any remaining parties.

(f)           The award shall be subject to confirmation or can be modified or vacated on grounds cited in the Federal Arbitration Act.

(g)           Any Party may, without waiving any remedy of arbitration, seek from a court or agency having jurisdiction, any interim, equitable or provisional relief in aid of arbitration, solely for the purpose of protecting the property or rights of that Party pending the arbitrators’ final determination of the merits of the Dispute.  Parties seeking relief under this Section 14.10(g) shall bear all their own costs, fees and expenses, including their attorneys fees.

(h)           The costs and expenses of the arbitrator shall be borne proportionately by the parties to the arbitration proceeding based on the resolution of the Dispute by the arbitrator.  Such proportionate sharing of expenses will be determined by the arbitrator.  The arbitrator shall have the authority to award attorneys fees and expenses to the prevailing party, but are not required to do so.  The arbitrator shall not have the authority to award any punitive or exemplary damages to any Party.  The Support Agreement Securityholders shall proportionately bear their costs and expenses and those of the Securityholders’ Representative.

(i)           The Parties agree that the arbitrator shall have the authority to award pre-judgment and post-judgment interest for the period until judgment on an award is paid.

(j)           The Parties consent to the exclusive jurisdiction of the federal or state courts located in the County of New York, State of New York in connection with any proceedings to (i) enforce this Section 14.10, (ii) seek provisional relief in connection with any arbitration or (iii) enforce any arbitration award.  Service of process in connection with any such proceedings shall be sufficient if made by hand delivery or by overnight courier service to the Parties at the address as to which notice is to be sent under this Agreement.  In the event of any court proceeding related to this arbitration, the prevailing party shall be awarded all costs incurred by such party, including payment of its attorneys’ fees, except as set forth in Section 14.10(g).

(k)           Except as may be required by law, neither the Parties nor the arbitrator shall disclose the existence, content or results of any arbitration without the prior written consent of the parties to the arbitration proceeding.

SCHEDULE I

Holder	Number of Shares/Company Stock Options	Contact Information	Signature of Holder